Exhibit 4.3

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

This Amendment No. 2 (this “Amendment”) to Rights Agreement dated as of December 28, 2005, as amended by amendment No. 1 to Rights Agreement on July 17, 2009 (as amended, the “Agreement”), between Wabash National Corporation, a Delaware corporation (the “Company”), and National City Bank, a Delaware corporation (the “Rights Agent”), is effective as of March 30, 2015.

WHEREAS, the Company desires to amend the Agreement to advance the Final Expiration Date of the Agreement to March 30, 2015; and

WHEREAS, the Company has delivered to the Rights Agent an appropriate certificate pursuant to Section 27 of the Agreement; and

WHEREAS, in accordance with Section 27 of the Agreement, this Amendment shall become effective immediately upon execution by the Company, whether or not also executed by the Rights Agent.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Amendment to the Agreement.

(a) Section 7(a)(i) of the Agreement is hereby amended by replacing the reference to the date “December 28, 2015” with “March 30, 2015.”

Section 2. Amendment of Exhibits.

(a) The exhibits to the Agreement shall be deemed to be amended by replacing any reference to the date “December 28, 2015” with “March 30, 2015.”

Section 3. Governing Law.

This Amendment shall be deemed to be a contract made under the internal laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state.

Section 4. Severability.

If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5. Effect of Amendment.

This Amendment is effective immediately upon execution by the Company, whether or not also executed by the Rights Agent. In the event of a conflict or inconsistency between this Amendment and the Agreement and the exhibits thereto, the provisions of this Amendment will govern. Any reference to the Agreement after the date first set forth above shall be deemed to be a reference to the Rights Agreement, as amended by this Amendment.

Section 6. Counterparts.

This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature Page Follows]

 IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

WABASH NATIONAL CORPORATION

By:	/s/ Erin J. Roth
Erin J. Roth
Senior Vice President, General Counsel & Secretary

NATIONAL CITY BANK

By:	,
as successor to National City Bank
	By:	Name:
Title: